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                          Compass Aerospace Corporation

         Statements re Computation of Ratio of Earnings to Fixed Charges

      The ratio of earnings to fixed charges has been calculated by dividing income before income taxes and fixed charges by fixed charges. Fixed charges consist of interest expense and one third of operating rental expense, which management believes is representative of the interest component of rental expenses.

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
                                                                                                      Compass Aerospace
                                                       Brittain Machine, Inc.(1)                         Corporation
                                             for the years ended June 30           Nine            for the
                                                                                 Months and         36 Days      Year Ended
                                                                                21 days ended     December 31,  December 31,
                                        1994       1995       1996      1997  April 21, 1998         1997          1998
                                     --------------------------------------------------------     -------------------------
Fixed Charges

Interest (income) expense, net           293        301        411       779             386             166         8,493

Interest portion of Net Rental            42         42         40        52              17              53           416
Expense
                                     --------------------------------------------------------     -------------------------
Total Fixed Charges                      335        343        451       831             403             219         8,909
                                     ========================================================     =========================
Earnings



Income (loss) before taxes             3,154      (414)      4,383     6,114           7,878             117         2,347

Fixed Charges                            335       343         451       831             403             219         8,909
                                     --------------------------------------------------------     -------------------------
Total Adjusted Earnings                3,489       (71)      4,834     6,945           8,281             336        11,256
                                     ========================================================     =========================
Ratio of earnings to fixed charges      10.4      (0.2)       10.7       8.4            20.5             1.5           1.3
                                     ========================================================     =========================
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(1)   Brittain Machine, Inc. is included as the predecessor of Compass Aerospace
      Corporation.